Exhibit 99.1

Press Release

2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLINCOVEY ANNOUNCES FISCAL 2009 THIRD QUARTER RESULTS

Salt Lake City, Utah – July 9, 2009 – Franklin Covey Co. (NYSE: FC), a global provider of training and consulting services, today announced financial results for its fiscal third quarter ended May 30, 2009.  Reported net sales for the quarter totaled $30.6 million, compared to $59.1 million in the third quarter of fiscal 2008.  The vast majority of this decline was attributable to the sale of the Company’s Consumer Solutions Business Unit (CSBU) operations and the resulting reduction in product sales.  The net loss totaled $5.1 million, or $(0.38) per share, compared to a net loss of $1.5 million, or ($0.09) per diluted share, in the third quarter of fiscal 2008.

The Company’s financial results are difficult to compare to the corresponding quarter of the prior year due to the sale of its CSBU.  Effective July 6, 2008, the CSBU was sold to a new private equity-funded entity known as Franklin Covey Products, LLC. The CSBU was primarily responsible for sales of the Company’s consumer products, including the popular Franklin Planner®, binders, and related accessories, to consumers and small businesses through retail, wholesale, Internet, and call center channels.  Due to the Company’s 19.5 percent voting interest and continuing involvement with Franklin Covey Products, LLC, the Company is not presenting the financial results of the CSBU in a discontinued operations format.

“We continued to make improvements in our business this quarter as our revenue booking momentum was solid and above that achieved during last year’s third quarter and we won business with new and existing customers that is expected to contribute to our sales in future quarters.  We also executed on cost savings initiatives and saw good traction in several of our new strategic initiatives including our customer loyalty, execution, and speed of trust practices,” said Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey. “We were disappointed to recognize a loss for the third quarter, although a considerable portion of the net loss was due to a larger than anticipated income tax provision, as our EBITDA improved significantly on a sequential basis.  Our third quarter revenue was lower than we anticipated due to the deferral of some training and consulting deliveries, however we are delivering these programs and expect to recognize the majority of these sales in the fourth quarter. Overall, we are encouraged by the underlying trend in our business during these difficult economic times and expect to report continued progress in both revenue and cost reduction initiatives in the fourth quarter and beyond.”

Sales from the Company’s Organizational Solutions Business Unit, which primarily consist of training and consulting sales, decreased $7.0 million compared to the prior year.  Domestic sales declined by $4.7 million.  Approximately $1.8 million of the decline was due to planned decreases in public programs, with the majority of the balance due to deferrals of training and consulting engagements by clients whose operations are being adversely affected by weak economic conditions.  These deferrals were partially offset by an increase in revenues from licensed facilitators within client organizations.  While domestic sales were affected by planned decreases in the number of public programs offered during the quarter, due to the essentially break-even nature of these programs, the reduction in the number of programs did not have a material impact on profitability.  International sales declined by $2.3 million.  Approximately $0.7 million of the decline was attributable to the unfavorable impact of translating foreign sales to United States dollars during the quarter and another $0.7 million was attributable to decreased product sales as a portion of these sales were transitioned in connection with the sale of CSBU.  The remaining decrease was primarily due to lower sales from the Company’s directly owned offices and licensee royalty revenues, which were impacted by continued weakness in worldwide economic conditions.  Despite the decline in sales, gross margin increased approximately 90 basis points to 61.8% based on an improved mix of higher-margin training and consulting sales.

Selling, general and administrative (SG&A) expenses declined $16.0 million, primarily due to the sale of the CSBU.  The year-over-year improvement in SG&A costs was partially offset by $0.9 million in severance costs related to cost savings initiatives designed to reduce operating costs and improve profitability in future periods.

As of May 30, 2009, the Company had $1.2 million in cash and cash equivalents and $16.1 million outstanding on its line of credit. Subsequent to quarter-end, the Company entered into a second modification of its line of credit facility, effectively retaining $20.0 million of borrowing capacity through June 30, 2009 and reducing overall borrowing capacity to $18.0 million at August 31, 2009 and to $13.5 million at November 30, 2009.

Earnings Conference Call
On Thursday, July 9, 2009 at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended May 30, 2009.  Interested persons may participate by dialing 1-888-396-2298 (International participants may dial 1-617-847-8708), access code: 19584003.  Alternatively, a webcast will be accessible at the following Web site: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=102601&eventID=2297700.  Due to the length of this address this URL may need to be copied/pasted into your Internet browser’s address field.  Remove the extra space if one exists.  A replay will be available through 11:59 p.m. Eastern time on July 16, 2009 by dialing 1-888-286-8010 (International participants may dial 1-617-801-6888), access code: 12701391.  The webcast will remain accessible through July 16, 2009 on the Investor Relations area of the Company’s web site at: http://phx.corporate-ir.net/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based upon management's current expectations and are subject to various risks and uncertainties including, but not limited to: expected sales; reductions in capital requirements and cost structure; expected levels of profitability; general economic conditions; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; the expected impact of the Company’s restructuring plan; and other factors identified and discussed in the Company's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

About Franklin Covey Co.
Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Clients include 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small- and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey Co. has 40 direct and licensee offices providing professional services in 147 countries.

On July 6, 2008, Franklin Covey Co. sold its Consumer Solutions Business Unit (CSBU) to a new private equity-funded entity known as FranklinCovey Products, LLC., (www.franklinplanner.com) the exclusive, worldwide licensee of the FranklinCovey™ brand. FranklinCovey Products sells the popular Franklin Planner, binders and other related productivity and organizational tools and accessories to consumers and small businesses through retail, wholesale, Internet and call center channels.  Franklin Covey Co. has retained a 19.5 percent voting interest in FranklinCovey Products, LLC. Franklin Covey Co. also uses the FranklinCovey brand in all of its global training and consulting services.  For more information, please visit www.franklincovey.com.

Investor Contact:			Media Contact:
FranklinCovey Steve Young 801-817-1776 investor.relations@franklincovey.com	or	ICR, LLC Kate Messmer 203-682-8338 kate.messmer@icrinc.com	FranklinCovey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Three Quarters Ended
	May 30,	May 31,	May 30,	May 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$30,645	$59,061	$95,629	$207,763

Cost of sales	11,710	23,093	36,314	79,001
Gross profit	18,935	35,968	59,315	128,762

Selling, general, and administrative	18,179	34,210	59,043	110,634
Depreciation	994	1,679	2,804	4,590
Amortization	995	902	2,799	2,702
Income (loss) from operations	(1,233)	(823)	(5,331)	10,836

Equity in losses of equity method investee	(224)	-	-	-
Interest expense, net	(721)	(670)	(2,239)	(2,318)
Income before income taxes	(2,178)	(1,493)	(7,570)	8,518

Income tax benefit (provision)	(2,875)	11	1,315	(4,961)
Net income (loss)	$(5,053)	$(1,482)	$(6,255)	$3,557

Net income (loss) per share available to common shareholders
Basic	$(0.38)	$(0.09)	$(0.47)	$0.18
Diluted	$(0.38)	$(0.09)	$(0.47)	$0.18

Weighted average common shares
Basic	13,420	16,132	13,394	19,542
Diluted	13,420	16,132	13,394	19,815

Sales Detail by Category:
Training and consulting services	$27,767	$33,864	$83,814	$101,891
Products	1,958	24,654	9,070	104,159
Leasing	920	543	2,745	1,713
Total	$30,645	$59,061	$95,629	$207,763

Sales Detail by Business Unit:
Domestic	$20,627	$25,365	$59,726	$72,759
International	9,098	11,406	33,158	38,370
Total Organizational Solutions Business Unit	29,725	36,771	92,884	111,129

Retail Stores	-	7,896	-	38,659
Catalog / e-commerce	-	6,949	-	35,335
Wholesale	-	5,046	-	12,227
CSBU International	-	1,119	-	6,692
Other	-	737	-	2,008
Total Consumer Solutions Business Unit	-	21,747	-	94,921

Leasing	920	543	2,745	1,713
Total	$30,645	$59,061	$95,629	$207,763